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                                                                EXHIBIT 10.5
April_, 1998



Lochaven Federal Savings and
  Loan Association
Board of Directors
Ms. Patricia Schwartz, Chairman
  of the Board
2410 N. Orange Blossom Trail
Orlando, FL 328004

Dear _______________:

This letter will serve to confirm our intentions concerning the proposed transaction between Republic Bancshares, Inc ("Republic") and Lochaven
Federal Savings and Loan Association ("Lochaven"). Once fully executed by both parties, this letter supersedes all previous communications from Republic or representations of Republic regarding the proposed transaction.

The terms of the proposed transaction are as follows:

1.       MERGER

         (a)(i) Republic will exchange its common stock for all of the 609,094 outstanding shares of the common stock of Lochaven. The stock exchange will be in connection with a merger of the Lochaven with and into Republic's wholly-owned subsidiary, Republic Bank ("Bank"). Each share of Lochaven's common stock shall be converted into shares of Republic's common stock at an exchange ratio of 0.2776 of a share of Republic's common stock.

         (a)(ii) Each holder of shares of Lochaven's common stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Republic's common stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Republic Common Stock multiplied by the Market Value of one share of Republic's common stock on the Effective Date. The Market Value of one share of Republic's common stock on the Effective Date shall be determined by calculating the average of the closing prices of Republic's common stock on The Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Republic) on each of the twenty (20) consecutive trading days ending on the third business day immediately




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Lochaven Federal Savings and
  Loan Association
April _____, 1998
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preceding the Effective Date. No such holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional shares.

         (b)(i) On the Effective Date, and assuming the plan under which such options are issued permits such treatment, Republic shall assume all outstanding options to purchase Lochaven's common stock, which options were granted pursuant to Lochaven's customary arrangements consistent with past practice, and each such option shall cease to represent a right to acquire Lochaven's common stock and shall, instead, represent the right to acquire Republic's common stock on substantially the same terms applicable to Lochaven's options except as specified below. The number of shares of Republic's common stock to be issued pursuant to such options shall equal the number of shares of Lochaven's common stock subject to Lochaven's options multiplied by the Exchange Ratio, provided that no fractions of shares of Republic's common stock shall be issued and the number of shares of Republic's common stock to be issued upon the exercise of Lochaven's options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction. The exercise price for the acquisition of Republic's common stock shall be the exercise price for each share of Lochaven's common stock subject to such options divided by the Exchange Ratio, adjusted appropriately to any rounding to whole shares that may be done. It is intended that the assumption by Republic of the Lochaven's options shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code of 1986, as amended, as to any stock option which is an "incentive stock option".

         (b)(ii) In the event any options described in paragraph 1.(b)(i) are exercised subsequent to January 1, 1996, the number of outstanding shares of Lochaven's common stock will be increased from 609,094 to the number resulting from the exercise of the option.

         (c) The merger will be subject to the minimum affirmative vote of the respective shareholders of the parties required by law.

         (d) The merger will be subject to qualification for accounting purposes as a pooling of interests and for Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.


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Lochaven Federal Savings and
  Loan Association
April _____, 1998
Page 3

2.       VOTING BY DIRECTORS OF REPUBLIC AND LOCHAVEN

         The directors of each party hereto shall agree, subject to their legal and fiduciary duties, and subject to the terms and conditions of a definitive agreement of merger, to vote in favor of the agreement.

3.       COOPERATION OF LOCHAVEN

         Lochaven and the directors of Lochaven agree to cooperate fully with Republic to accomplish the merger. Republic and directors of Republic agree to cooperate fully with Lochaven to accomplish the merger. Lochaven permits and authorizes Republic and Republic permits and authorizes Lochaven to have bucks conversations with each institution's regulatory authorities as each institution deems necessary and desirable to effectuate the proposed transection.

4.        OTHER MATTERS

         (a) Subject to applicable laws, any public announcement relating to the proposed transaction shall be mutually agreed upon and jointly made by Lochaven and Republic except to the extent that either party's counsel deems a disclosure necessary or advisable in order to satisfy such party's legal disclosure obligations.

         (b)(i) Without prior approval of Republic, Lochaven will not pay bonuses, grant employment agreements or issue stock options to any of Lochaven's officers, directors or employees.

         (b)(ii) Lochaven will notify Republic immediately if any inquiries or proposals are received by Lochaven regarding any acquisition or purchase of all or of a substantial portion of the assets of, or of a substantial equity interest in Lochaven, or any combination involving Lochaven, other than those possible negotiations and discussion between officers, directors or agents of Lochaven, and officers, directors or agents of Republic as contemplated by this letter of intent. If any such inquiries or proposals are requested from Lochaven, or if any such negotiations or discussions are sought to be initiated with Lochaven, Lochaven shall, subject to paragraph (b)(iii) below, instruct the officers, directors, agents or affiliates of Lochaven to refrain from doing any of the above.

         (b)(iii) Notwithstanding any other provision, nothing herein shall be construed to require the officers or directors of Lochaven to violate their fiduciary obligations to the shareholders of Lochaven under applicable law, and they may and shall act pursuant to their fiduciary obligations without breach hereunder.



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Lochaven Federal Savings and
  Loan Association
April _____, 1998
Page 4




         (c) To the full extent permitted by law, Lochaven agrees to provide Republic and its agents full access to its premises and to all books, records and reports of examination of Lochaven and to furnish such financial, operating and other information with respect to Lochaven as may be necessary to enable Republic to conduct a due diligence review. All such information which is not in the public domain will be maintained on a confidential basis by Republic and its agents unless such information enters the public domain.

         (d) To the full extent permitted by law, Republic agrees to provide Lochaven and its agents full access to its premises and to all books, records and reports of examination of Republic as may be necessary to enable Lochaven to conduct a due diligence review. All such information which is not in the public domain will be maintained on a confidential basis by Lochaven and its agents unless such information enters the public domain.

         (e) Each party hereto, will bear its own costs and expenses in connection with this transaction, including legal, auditing, travel, telephone and other expenses.

         (f) If a definitive agreement is entered into between the parties it will provide that either party will be permitted to terminate the agreement if the effective date of the share exchange does not occur by December 1, 1998.


5.       EXECUTION OF AGREEMENT OF MERGER

         This non-binding letter of intent represents an agreement in principle only regarding consummation of the proposed transaction and is conditioned upon each party's prompt negotiation in good faith of, and agreement to, a definitive agreement of merger which meets the approval of the boards of directors of Lochaven and Republic. Both parties to this letter of intent specifically agree that the consummation of the transaction contemplated hereby shall not occur unless both parties agree to and execute a formal and definitive merger agreement, within 45 days of your acceptance of this letter, which receives applicable regulatory approvals, and that no part of this letter may be used to force tither party to consummate the proposed transaction contemplated hereby. Both parties specifically agree that no action or negotiation made before the execution of the definitive merger agreement will be held to be binding on either party. This paragraph supersedes all other conflicting language. This letter of intent will terminate 45 days after the date that it is accepted by Lochaven.

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Lochaven Federal Savings and
  Loan Association
April _____, 1998
Page 5


         If the foregoing correctly sets forth your understanding, please execute and return to Republic the enclosed copy of this letter, thereby signifying assent to the terms and conditions set forth.

                                             Sincerely,



                                             John W. Sapanski
                                             Chairman & Chief Executive Officer
                                             Republic Bancahares, Inc.

                                The undersigned acknowledges as of _____, 1998, that the foregoing is in accordance with its understanding and intentions.

                                Lochaven Federal Savings and Loan Association



                                By:
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                                Its
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